Nicor Inc.

Form 10-K/A

Exhibit 23.01

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-56871 of Nicor Inc. on Form S-3 and Registration Statement Nos. 33-1732, 333-74402, 333-28579, 33-31029 and 333-28699 of Nicor Inc. on Forms S-8 of our report (which expresses an unqualified opinion and includes an explanatory paragraph related to the restatement described in the Restatement note and the change in method of accounting for energy trading activities described in the Reclassifications note), dated February 28, 2003, appearing in this Annual Report on Form 10-K/A of Nicor Inc. for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

Chicago, IL

March 7, 2003